Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this “Agreement”) is effective as of April 1, 2016 (the “Commencement Date”), by and between Endurance Services Limited (the “Company”) and Jerome Faure (the “Contractor”).

WHEREAS, the Company desires to retain the Contractor (the “Contractor”) as an independent contractor.

NOW, THEREFORE, in consideration of the agreements and provisions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term. The term of this Agreement shall be from the Commencement Date until March 31, 2017 or the earlier termination of this Agreement pursuant to the provisions of Section 6 of this Agreement.

2. Contractor Status. The Contractor represents, acknowledges and agrees that he is an independent contractor and is not an employee of the Company. No provision of this Agreement shall be deemed to create an employment relationship between the Contractor and the Company. The Contractor expressly warrants and agrees that he will not hold himself out as, or otherwise represent to any person or entity that he is an employee of the Company. The Contractor shall be responsible for meeting any legal requirements imposed on the Contractor or any person acting on his behalf as a result of this Agreement including, but not limited to, the filing of income tax returns and the payment of taxes; and the Contractor agrees to indemnify the Company for his failure to do so, if the Company is required to make any such payment otherwise due by the Contractor.

3. Services to be Provided.

(a) Tasks. The Contractor shall perform services for the Company as set forth in Exhibit A hereto, as such exhibit may be amended from time to time by agreement of both parties in writing.

While it is the intent of this Agreement that the mutual convenience of the parties hereto be served, it is understood between the parties hereto that during the term the Contractor shall act in the capacity of an independent contractor and shall not be subject to the direction, control or supervision of the Company with respect to the time spent or procedures followed in the performance of his services hereunder. The Contractor will determine the method, details, and means of performing the above-described services. The Company understands and hereby warrants that it retains no right to control the Contractor, the Contractor’s agents, employees, or assistants in the performance of the above-described services.

(b) No Authority. The Contractor shall not have any authority to accept, reject, modify or otherwise bind the Company or any subsidiary or affiliate of the Company to any contract, agreement or understanding or represent to any third party that the Contractor has the authority to do any of the foregoing.

(c) Standard of Work. The Contractor shall adhere to established professional standards, and will perform all services required under this agreement in a manner consistent with generally accepted business practices.

(d) Personal Performance. It is specifically understood and agreed that Jerome Faure shall personally perform all services to be undertaken by the Contractor under this Agreement and that such services shall not be delegable or assignable to others employed by the Contractor, or to third-parties, without the express written consent of the Company.

4. Compensation.

(a) Contractor Compensation. The Contractor shall be paid a negotiated and agreed-upon rate per month as set forth on Exhibit A hereto and a proportionate amount for each portion of a month, if applicable. The Contractor shall not be paid any additional amounts for overtime or for travel time.

(b) Equipment & Expenses. Except as set forth in Subsection (c) below, the Contractor will not be reimbursed by the Company for any day-to-day business expenses incurred in the rendition of services to or related to the Company. The Company shall have no obligation to make any payment or to provide any assistance to the Contractor with respect to the Contractor’s operation of his business including, but not limited to, sales, supplies, materials, immigration matters and means of transportation required for rendering services under this Agreement. When present at the Company’s offices, the Contractor may use the offices and facilities only to the extent available and not otherwise in use.

(c) Travel Expenses. To the extent the Contractor is required to travel on Company business, the Contractor shall be entitled to reimbursement for all actual and reasonable travel expenses, including but not limited to airline fare approved in advance of travel, car mileage costs at the then-current rate published by the Internal Revenue Service, meals, standard business class hotel accommodations, automobile rental costs, and telephone usage charges properly incurred and approved in connection with the performance of the Contractor’s services pursuant to this Agreement. The Contractor shall submit expenses for review and approval to Michael McGuire. Any type of travel expense to be incurred by the Contractor, but not explicitly described in this Subsection 4(c), must be approved in advance by Michael McGuire prior to billing the Company.

(d) No Benefits. The Contractor hereby agrees that the Contractor shall not be eligible either to participate in any employee benefit plans maintained by the Company (or any of its affiliates) or to receive any fringe benefits during the term. The Contractor agrees to provide for his own medical, dental, and vision expenses, including payment of any health insurance premiums, and agrees to hold harmless and indemnify the Company for any and all claims arising out of any injury or disability. The Contractor shall be solely responsible for providing workers’ compensation insurance for the Contractor, the Contractor’s agents, employees or assistants, and agrees to hold harmless and indemnify the Company for any and all claims for unemployment and/or workers’ compensation benefits and for any and all claims arising out of any injury, disability or death of the Contractor or any of the Contractor’s agents, employees or assistants.

5. Payment. Payment shall be made to the Contractor according to the Company’s Accounts Payable standard procedures. The Contractor acknowledges that the rate set forth in Exhibit A is a gross rate, and that the Company shall not be responsible for the deduction or withholding of applicable taxes, social security and other customary deductions.

6. Termination.

(a) Termination Events. This Agreement will terminate prior to March 31, 2017 upon the occurrence of any one of the following events:

(i)	This Agreement will terminate immediately in the event of the Contractor’s death or Disability (as defined below).

(ii)	This Agreement may be terminated at any time by the Company for Cause (as defined below), by delivery of two weeks’ written notice to the Contractor in accordance with the notice provisions of Section 11.

(iii)	This Agreement may be terminated at any time by the Contractor for any reason by delivery of two weeks’ prior written notice to the Company in accordance with the notice provisions of Section 11.

(b) Effect of Termination. In the event of termination of this Agreement pursuant to Section 6(a)(i) prior to March 31, 2017, the Company shall pay to the Contractor (or the Contractor’s heirs) within 30 calendar days of the date of termination of this Agreement a lump sum equal to the amount of the remaining payments that would have been payable to the Contractor pursuant to the terms of this Agreement from the date of termination of this Agreement pursuant to Section 6(a)(i) to March 31, 2017. In the event of termination of this Agreement on March 31, 2017 or earlier pursuant to Section 6(a)(ii) or Section 6(a)(iii), no amounts shall be payable thereafter pursuant to this Agreement, except for work that was performed prior to the date of termination of this Agreement.

(c) Definition of Cause. For the purpose of this Section 6, “Cause” shall mean:

(i) any intentional act of fraud, embezzlement or theft by the Contractor in connection with his duties hereunder or in the course of his engagement hereunder or the Contractor’s admission or conviction of, or plea of nolo contendere to either, (i) a felony or (ii) a misdemeanor involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(ii) any gross negligence or willful misconduct of the Contractor resulting in a loss to the Company or any of its subsidiaries or affiliates;

(iii) any breach by the Contractor of any one or more of the covenants contained in Section 7, 8 or 9 hereof, provided the Contractor has received 15 calendar days’ prior written notice of such breach in accordance with Section 11 of this Agreement; or

(iv) any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries or affiliates.

(d) Definition of Disability. For the purpose of this Section 6, “Disability” shall mean condition which (i) prevents the Contractor from substantially performing his duties under this Agreement for a period of at least 120 consecutive days, or 180 non-consecutive days within any 365-day period, and (ii) would qualify the Contractor to become eligible for the Company’s long-term disability plan if the Contractor was a full time employee of the Company.

7. Confidentiality. To the extent that the Company shall disclose to the Contractor non-public information about its, its affiliates’ or its customers’ business practices and plans, including but not limited to, business strategies, marketing strategies, technical information, trade secrets, systems information, product development, service development, know how, plans, specifications, pricing information and customers (“Confidential Information”), then all such Confidential Information disclosed to the Contractor shall be received by the Contractor in confidence for purposes of this Agreement. The Contractor shall not disclose, disseminate, publish, communicate or divulge any Confidential Information to anyone outside the Company, or to any employee of the Company not having reasonable need for access to such information, unless the Company expressly consents to such disclosure in writing. The Contractor agrees that all Confidential Information within the Contractor’s possession upon termination of this Agreement shall be returned promptly to the Company.

8. Proprietary Rights.

(a) Work Product. All work product created by the Contractor on behalf of the Company during the term of this Agreement (the “Work Product”) shall be the sole property of the Company, and the Contractor shall not have any license or other right, express or implied, to such work product.

(b) Title. The Contractor represents and warrants that he has rightful ownership of all right, title and interest in the Work Product that are herein transferred to the Company and that the Work Product does not infringe the intellectual property rights, contractual rights, or any other right of any third party.

(c) Authorized Use. The Contractor represents and warrants that he has not incorporated into any Work Product used by and/or created for the Company any materials of any third party, unless such incorporation was authorized by the relevant third party, in which event, the Contractor shall provide a copy of each authorization to the Company.

9. Exclusivity and Non-Solicitation

(a) General. The Contractor acknowledges that in the course of the Contractor’s engagement with the Company the Contractor will become familiar with trade secrets and other confidential information concerning the Company and its divisions, subsidiaries and affiliates and that the Contractor’s services will be of special, unique and extraordinary value to the Company and its divisions, subsidiaries and affiliates.

(b) Exclusivity. The Contractor agrees that from the Commencement Date until March 31, 2017, the Contractor shall provide his services exclusively to the Company and shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor, broker, advisor, employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the Business (as defined below) in any geographic area in which the Company or any of its divisions, subsidiaries or affiliates is then conducting the Business.

(c) Non-Solicitation. The Contractor further agrees that from the Commencement Date until March 31, 2018, the Contractor shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its divisions, subsidiaries or affiliates to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with the Business, call on, service, solicit or otherwise do business with any customer of the Company or any of its divisions, subsidiaries or affiliates.

(d) Exceptions. Nothing in this Section 9 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e) Definition of Business. For the purpose of this Section 9, “Business” shall mean the brokerage, underwriting, advising or consulting of or with respect to any line of property, casualty or specialty insurance or reinsurance underwritten by the Company or any of its subsidiaries or affiliates as an insurer or reinsurer during the term of this Agreement.

10. Remedies. The Contractor agrees that his obligations under Sections 7, 8 and 9 shall survive termination of this Agreement. The Contractor agrees that any breach of obligations under Sections 7, 8 or 9 would cause significant and irreparable harm to the Company, which may be difficult to measure with certainty or to compensate through money damages. The Contractor acknowledges that the Company shall be entitled, without proof of irreparable harm and without waiving any other right or remedy available to it, to such injunctive and equitable relief as may be deemed proper by a court of competent jurisdiction.

11. Notice. For the purposes of this Agreement, notices, demands and all other communications shall be in writing and shall be deemed to have been duly given when delivered to the recipient at one of the following addresses:

If to the Contractor:

Jerome Faure

48 Federal Street

Portland, ME 04101

If to the Company:

Endurance Services Limited

4 Manhattanville Road, 3rd Floor

Purchase, New York 10577

Attention: Secretary

or to such other address as any party may have furnished to the other in writing.

12. Arbitration. Except as otherwise set forth in Section 10 herein with respect to the Company’s remedy for any breach of Sections 7, 8 or 9, all controversies, claims, or disputes arising out of or related to this Agreement, shall be settled by arbitration in the State of New York, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. In the event that a court of competent jurisdiction determines that arbitration is not appropriate for the adjudication of any claim, the Contractor hereby waives his rights to a jury trial.

One arbitrator shall be chosen by the Contractor, the other by the Company, and an umpire shall be chosen by the two arbitrators, all of whom shall be active or former legal professionals. In the event that either party shall fail to choose an arbitrator within 30 days following a written request by the other party to do so, the requesting party may choose two arbitrators who shall in turn choose an umpire. If the two arbitrators fail to agree on the selection of an umpire within 30 days following their appointment, each arbitrator shall name three nominees, of whom the other shall decline two, and the decision shall be made by drawing lots.

Each party shall bear the expense of its own arbitrator, and shall jointly and equally bear with the other the expense of the umpire. Except as expressly set forth herein, the parties hereto agree that any arbitration undertaken shall be governed by the Commercial Arbitration Rules of the American Arbitration Association.

13. Successors and Assigns. Without the prior written consent of the Company, the Contractor may not assign his rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement at any time.

14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties. No waiver by either party at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed and enforced in all respects by the laws of the State of New York without regard to its conflicts of law principles, except Section 5-1401 of the New York General Obligations Law. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

15. Validity. If any provision of this Agreement or the application thereof to any circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby (and the application of such provision to other circumstances shall not be affected thereby), but rather shall be enforced to the greatest extent permitted by law.

16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, express or implied, by any affiliate, officer, employee or representative of any party hereto, other than any provisions intended to survive the end of the Contractor’s employment with Endurance Specialty Holdings Ltd. (“Endurance Holdings”) set forth in (a) the Employment Agreement, dated March 11, 2013, between the Contractor and Endurance Holdings, (b) the Indemnification Agreement, dated March 11, 2013, between the Contractor and Endurance Holdings and (c) each restricted share agreement, outstanding as of March 1, 2016, between the Contractor and Endurance Holdings.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

ENDURANCE SERVICES LIMITED

By:	/s/ Brian W. Goshen
Name:	Brian W. Goshen
Title:	Chief Administrative Officer

/s/ Jerome Faure
Jerome Faure